McGraw-Hill Global Education Announces Intention to Prepay Debt New York, NY, March 23, 2016 – McGraw-Hill Global Education Holdings, LLC, a learning science company, announced today that it will be using free cash flow generated from operations to prepay $72.5 million of its term loans due 2019 on April 1, 2016. With this payment, the Company will have prepaid approximately $189 million of its term loans (in addition to scheduled amortization) since 2013. McGraw-Hill Global Education is scheduled to file its annual results with the SEC on Form 10-K, and will post an investor presentation to its website, investors.mheducation.com, on March 30. The Company will not host an earnings call this quarter as its parent company remains in a quiet period related to its registration with the SEC for an initial public offering. About McGraw-Hill Global Education McGraw-Hill Global Education is a learning science company targeting the higher education (two- year and four-year college and university), professional learning and information markets globally with content, tools and services delivered via digital, print and hybrid solutions. McGraw-Hill Global Education currently distributes products with proprietary and exclusively- owned content in nearly 60 languages across over 135 countries to users including post- secondary students, instructors, professionals and institutions. Contact: Investors: David J. Kraut Senior Vice President, Investor Relations & Treasurer McGraw-Hill Education (646) 766-2060 david.kraut@mheducation.com Media: Catherine Mathis Senior Vice President, Communications McGraw-Hill Education (646) 766-2468 catherine.mathis@mheducation.com